Exhibit 3.1

SECOND AMENDMENT TO

FOURTH AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF DUKE REALTY LIMITED PARTNERSHIP

The undersigned, as the General Partner of Duke Realty Limited Partnership (the “Partnership”), hereby amends the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, as amended by the First Amendment thereto (the “Partnership Agreement”), pursuant to Sections 4.02(a) and 9.05(a)(v) of the Partnership Agreement, to (a) de-designate all series of preferred units that were designated as Series M Preferred Units, and (b) delete those exhibits designating and setting forth the rights of the Partnership’s previously issued Series M Preferred Units, which series has since been redeemed in full and no units of which series are any longer outstanding. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Partnership Agreement.

[SIGNATURE PAGE TO SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP, AS AMENDED BY THE FIRST AMENDMENT THERETO]

Dated: March 6, 2012             DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	DUKE REALTY CORPORATION, an Indiana corporation, its sole general partner

By:	/s/ HOWARD L. FEINSAND
Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary